Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is between JUAN CARLOS RIOJAS, an individual residing in Weston, FL (“Executive”) and INTCOMEX, INC., a Delaware corporation (“Company”), and is made this 1st day of April, 2013.

Terms and Conditions

1. Employment; Position; Reporting Responsibilities. The Company agrees to employ the Executive, and the Executive agrees to be employed by the Company. The Executive shall be employed by the Company as its Economist and Chief Financial Officer (“Economist”). The Executive shall report to the President and to the Chief Executive Officer of the Company. As a full-time employee, the Executive shall devote all of his business time, attention, and energies to Company work; however, this provision shall not be construed as preventing the Executive from investing savings or other assets in such form or manner as will not require any services on the part of the Executive, nor shall it be construed as preventing the Executive from engaging in any charity or civic work approved by the Company.

2. Term of the Agreement and Evergreen Renewal. The Executive’s employment by the Company shall continue for a period of three years (the Agreement’s “Initial Term”), effective on May 13, 2013 (the Agreement’s “Effective Date;” provided, however that Executive’s duties as Chief Financial Officer shall only commence immediately following the filing of the Company’s quarterly report for the quarter ended March 31, 2013, with the SEC), and ending on March 31, 2016, unless the Agreement is terminated first pursuant to Section 8. If not previously terminated, at the end of the Initial Term the Agreement shall be automatically renewed for an additional term of one year, and it shall be similarly renewed on future one-year anniversary dates (“Renewal Terms”) until the Agreement is terminated pursuant to Section 8. The entire term of the Agreement shall be referred to in this Agreement as the “Employment Period.” The agreement is of course conditioned to the Executive presenting a valid work permit for the Company’s principal business address.

3. Location, Travel and Responsibilities. The Executive shall be assigned to work at the Company’s principal business address, although he will be expected to travel extensively in connection with his duties. The Executive shall use his best efforts in the Company’s business and at all times shall competently, loyally, and conscientiously perform all of the duties and obligations required of him. The specific duties of the Executive may be set forth in a Company job description; however, in the absence of a job description, the Executive will be expected to perform those duties and responsibilities typically assigned to the Economist of a similarly situated business, as well as any other management responsibilities assigned to him from time to time. In addition, the Executive shall act in accordance with (i) all duly adopted directives of the Board of Directors of the Company (“Board of Directors”), (ii) all standing instructions for the position of Economist which may be issued by the Company, (iii) all reasonable and lawful requests, directions and/or restrictions of the President and Chief Executive Officer, and (iv) all policies of the Company as prescribed from time to time. Upon termination of employment, the Executive shall return all Company equipment and other Company property in the Executive’s possession, custody or control, to an authorized Company employee.

4. Salary and Incentive Compensation. The compensation for the Executive shall include both a salary (“Base Salary”) and participation in short term and long term incentive plans. This compensation will be reviewed by the Compensation Committee of the Board of Directors (“Compensation Committee”) on at least an annual basis, and upon such annual review, may be changed or adjusted as deemed appropriate by the Compensation Committee or by the Board of Directors. The Company agrees that any modification of the Executive’s salary and incentive compensation will be documented in the official minutes and/or other documentation of the Compensation Committee.

a. Base Salary. The Executive shall be paid a salary by the Company (“Base Salary”). The Executive’s Base Salary for his first year of employment shall be $350,000 per year. This Base Salary shall be reviewed by the Company from time to time. Payroll taxes shall be withheld from all amounts and benefits provided under this Agreement as required by law. The Executive shall be paid his Base Salary at the Company’s regular payroll intervals. The Executive’s Base Salary may be increased or decreased by the Compensation Committee, in its sole discretion.

b. Short Term Incentive Plan. The Executive shall participate in a Short Term Incentive Plan (“STIP”) established by the Compensation Committee, as the STIP may be modified from time to time. For 2013, his STIP target will be $175,000. Payment under the STIP will be contingent on achieving quantitative and qualitative goals as determined by the Compensation Committee. Payment will be made on a yearly basis after the publication of the audited financial reports.

c. Long Term Incentive Plan. The Executive shall participate in a Long Term Incentive Plan (“LTIP”) established by the Compensation Committee, as the LTIP may be modified from time to time. For 2013, his LTIP target will be $150,000, to be paid out not in cash, but in Restricted Shares that will vest over four years in accordance with the following schedule: twenty-five percent (25%) at the end of the second year; twenty-five percent (25%) at the end of the third year; and fifty percent (50%) at the end of the fourth year. The amount of the payout under the LTIP will be indexed at the same total performance score used to pay the Executive under the STIP. The Compensation Committee may change the LTIP for 2013 and for subsequent years, in its sole discretion, or retain the LTIP in its present form.

5. Sign-on Bonus. As an incentive to accept the terms of this agreement, the Executive will receive a onetime lump sum payment of $50,000, minus statutory deductions, on the first payroll cycle after the Effective Date. Also, the Executive will be awarded an aggregate of 185 shares of vested Restricted Stock on the earliest of (a) the consummation of a Change of Control (as defined below); (b) the Date of Termination (as defined below); and (c) thirty-six months after the Effective Date.

6. Fringe Benefits; Paid Vacation. The Executive shall enjoy the same fringe benefits as other Company executives. He shall receive fifteen (15) days per year of paid vacation, which shall be earned and taken in accordance with the Company’s vacation policies.

7. Reimbursement of Business Expenses. The Company shall reimburse the Executive, or the Executive shall be entitled to charge to the Company, all reasonable and necessary business expenses incurred in the course of employment by the Executive, where such business expenses are incurred by the Executive as provided by policies established by the Company. The Executive shall maintain records of such expenses in such form and detail as may be required, and shall make such records available for inspection on request. The Company reserves the right to require pre-approval of expenses, and will provide notice to the Executive where pre-approval is necessary.

8. Termination.

a. Death. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death, as of the date of death.

b. By the Company. The Company may terminate the Executive’s employment under this Agreement at any time, with or without Cause, by giving thirty (30) days notice of termination to the Executive, or by providing thirty (30) days of pay in lieu of notice. Notice of termination shall be in writing, and if for Cause, shall indicate the reasons why the termination is for Cause. “Cause” means:

(i) serious, willful misconduct by the Executive in the discharge of his duties; the Executive’s material failure to carry out and execute directions from the President, Chief Executive Officer, or Board of Directors; any act or omission by the Executive intended to enrich him, or any other party, in derogation of his duties to the Company; any willful or purposeful act or omission by the Executive (or any act or omission taken by the Executive in bad faith) having the effect of injuring the business or business relationships of the Company; the Executive’s commission of a crime of moral turpitude, fraud or misrepresentation; or the Executive’s material breach of this Agreement (the Company may not exercise the right to terminate employment for Cause for breach of this Agreement without first giving the Executive one week’s notice of circumstances representing Cause and an opportunity to cure through appropriate corrective action); or

(ii) the Executive’s inability to perform duties assigned by the Company due to physical or mental disability, but only after all leaves of absence provided to the Executive by the Company, or required by federal or state law, have been exhausted.

c. By the Executive. The Executive may terminate employment under this Agreement by submission of a written resignation giving the Company at least thirty (30) day’s prior notice of termination; following the receipt of such notice, the Company may retain the Executive’s services for the notice period, or release the Executive at any time after being given notice, in its sole discretion.

d. Date of Termination. The “Date of Termination” means the date of the Executive’s death, or the date the termination of the Executive’s employment under this Agreement is effective. The Employment Period shall end on the Date of Termination.

9. Company’s Obligations upon Termination.

a. By Company Other Than for Cause, by the Executive for Good Reason. If Company terminates the Executive’s employment under this Agreement without Cause, or if the Executive resigns for Good Reason (as those terms are defined below), the Executive shall be entitled to payment by the Company of twelve (12) months of the Executive’s current Base Salary (the “Severance Pay”), which shall be paid in periodic installments on the Company’s regular payroll dates, beginning with the next payroll date immediately following the Date of Termination, and payment of Accrued Obligations, as that term is defined below, which shall be paid in the payroll date immediately following the Date of Termination; provided, however, that, notwithstanding the foregoing, Company’s obligation to make any payment of Severance Pay shall be conditioned upon and delayed until the Executive’s execution and non-revocation, within 60 days following the Date of Termination, of a general release (“Release”) of any and all claims against Company and its corporate affiliates and its officers, directors and employees, including all claims arising out of the Executive’s employment with Company and the termination of that employment. In the event that the Executive decides not to sign the Release within the time period specified above or revokes the Release, the Executive shall not be entitled to Severance Pay, and shall not be deemed to have released any claims against Company; however, the parties will otherwise be bound by the other obligations imposed by this Agreement. Severance Pay shall be treated as salary for tax purposes by Company, and taxes will be withheld from Severance Pay as required by law.

(i) “Good Reason” shall mean a termination by the Executive of the Executive’s employment hereunder if (a) any of the following events occurs without the Executive’s prior consent, (b) Executive notifies the Company in writing that such event has occurred, describing such event in reasonable detail and demanding cure, within 90 days after the Executive learns of the occurrence of such event, (c) such event is not fully cured within 30 days after the Executive so notifies the Company, and (d) the Date of Termination occurs within 30 days after the failure of the Company to so cure: (I) a material adverse change in the job title, duties or responsibilities of the Executive, (II) a material adverse change in the Executive’s Base Salary, or (III) the Company’s material breach of this Agreement.

b. By Company for Cause; By Executive Due to Termination or Resignation Other Than For Good Reason. If the Executive’s employment is terminated by Company for Cause, or the Executive terminates or resigns employment, other than for Good Reason following a Change of Control, the Company shall pay only the following to the Executive: (i) all Base Salary due through the Date of Termination, (ii) any unpaid bonus compensation for the prior calendar year which is due as of the Date of Termination, (iii) such additional salary as may be due, under Company’s vacation policy, to compensate the Executive for accrued but unused vacation days as of the Date of Termination, (iv) compensation for any business expenses, not yet reimbursed, as provided by Company’s business expense reimbursement policies, (v) all compensation due the Executive under the terms of Company’s employee benefit plans, as provided for and required by the terms of such plans (all such compensation and benefits are referred to collectively in this Agreement as “Accrued Obligations”). Provided, nothing herein is intended to waive, cancel or forfeit any rights to workers compensation benefits or unemployment compensation benefits earned through Company employment. The Accrued Obligations shall be paid in the payroll date immediately following the Date of Termination.

c. Death. If the Executive’s Company employment is terminated by death or disability, Company shall pay the Accrued Obligations to the Executive or to the Executive’s estate or legal representative, as applicable, but shall have no further obligations, under this Agreement or otherwise, to, or with respect to, the Executive. The Accrued Obligations shall be paid in the payroll date immediately following the Date of Termination.

10. Restrictive Covenants.

a. Covenant of Duty of Loyalty. During the Employment Period, the Executive shall not, without the prior written consent of the Board of Directors, directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, partner, principal, agent, trustee, representative, consultant, or use or permit his name to be used in connection with, any line of business or enterprise similar to or in competition with the business then conducted by the Company or by any of the Company’s Affiliates. The term “Affiliate” shall mean any corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. Notwithstanding anything to the contrary contained in this Section 10(a), the foregoing shall not prevent the Executive from acquiring for investment non-material positions of not more than 5% of the outstanding voting securities of any publicly-traded corporation or of any privately-held company.

b. Covenants Applicable in the Event of Resignation or Termination of Employment for Cause. If the Executive resigns or his employment is terminated for Cause, then for two (2) years after the Date of Termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit business from a Customer, as defined below, or accept business from a Customer, or refer a Customer to some entity other than the Company for products or services offered by the Company, or otherwise interfere with the Company’s business relationship with a Customer; or (ii) solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment or attempting to employ, either on a full-time or part-time or consulting basis, any employee or executive (whether salaried or otherwise), who is currently employed by the Company or who was employed by the Company within two years of the time of solicitation or attempted employment; or (iii) engage in the business of distributing electronics, wireless distribution, logistics or activation, and/or information technology products (the “IT Business”) in the Latin American and Caribbean markets as part of any business enterprise using a business model similar to that of the Company (“engaging” includes, but is not limited to, being employed by, working for, providing services to or for, lending assistance to or for, or consulting with or for the benefit of any legal or natural person). The term “Customer” means any current customer of the Company or any business which has been a customer of the Company at any time during the five-year period preceding the Date of Termination.

c. Covenants Applicable in the Event of Termination by the Company without Cause. If the Executive resigns or his employment is terminated without Cause, then for one (1) year after the Date of Termination, the Executive shall not, without the prior written consent of the Company, directly or indirectly: (i) solicit business from a Customer, as defined above, or accept business from a Customer, or refer a Customer elsewhere, or otherwise interfere with the Company’s business relationship with a Customer; or (ii) solicit for employment or attempt to employ, or assist any other entity in employing or soliciting for employment or attempting to employ, either on a full-time or part-time or consulting basis, any employee or executive (whether salaried or otherwise), who is currently employed by the Company or was employed by the Company within two years of the time of solicitation or attempted employment; or (iii) engage in the IT Business in the Latin American and Caribbean markets as part of any business enterprise using a business model similar to that of the Company.

d. Related Provisions. The Executive agrees that the rights of the Company provided by Section 10 of this Agreement are special, unique and of extraordinary character and that the Company will be without an adequate remedy at law if the Executive violates any of those covenants. Accordingly, the Executive agrees that the Company shall be entitled to injunctive relief to enforce such covenants. It is also agreed that each of the covenants set forth in Section 10 of this Agreement is an agreement independent of any other provisions in this Agreement, and that if any such covenant is held invalid, void or unenforceable, such invalidity, voidness or unenforceability shall not render any other provision of this Agreement unenforceable. It is the parties’ intent that any covenant held overbroad by any court be enforced to the maximum extent deemed reasonable by that court. The parties also agree that in the event of breach of one of the covenants in Section 10 by the Executive, the time period associated with the breached covenant shall be extended by the length of time during which the Executive is acting in breach of the covenant. The existence of any claim of the Executive against the Company, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the Section 10 covenants.

11. The Executive’s Confidentiality Commitment. The Executive agrees to hold in strict confidence and not divulge to others nor make use thereof, except for the purposes of the Company, both during and after the Executive’s employment with the Company, any and all Proprietary Information or other confidential information that the Executive obtains in the course of employment with the Company. All files, letters, memos, reports, sketches, drawings, notebooks or other written material containing such information, that come into the Executive’s custody or possession, shall be and are the exclusive property of the Company, to be used by the Executive only in the performance of Company duties, and, upon termination of Company employment, the Executive will deliver to the Company all such records and copies thereof in the Executive’s custody or possession. “Proprietary Information” means information, not generally known, about the Company’s business, work, procedures and “know-how,” including information relating to systems, forms, customers (including customer lists), vendors (including sources of raw materials), purchasing, marketing, selling and accounting. Proprietary Information includes sources of distribution, financial data, prices, confidential advertising information, and business plans.

12. Inventions. For purposes of this Agreement, “Inventions” shall be defined as discoveries, improvements and ideas, whether or not patentable, relating to any activities of the Company which the Executive solely or jointly with others conceives or first actually reduces to practice either (i) as a result of any work which the Executive performs for the Company, (ii) with the use of the time, material or facilities of the Company, or (iii) which relate to the business or Proprietary Information of the Company or to the Company’s actual or demonstrably anticipated research or development activities. The Executive, with respect to all Inventions, shall promptly and fully inform the Company in writing of such Inventions. All Inventions shall be the property of the Company whether or not the Company seeks patent protection for them. The Executive agrees to assign (and does hereby assign) to the Company all of the Executive’s rights to such Inventions, and to the applications for letters patent and to letters patent granted upon such Inventions. In the event that any invention specifically relating to a field of activity of the Company, and not released to the Executive in writing by the Company, is made the subject of a patent application filed by the Executive within one year after the Executive has left the employment of the Company, such Invention shall be presumed to have been conceived or to have resulted from developments made during the period of the Executive’s employment by the Company, and the Executive agrees that any such Invention shall belong to the Company. The Executive agrees to acknowledge and deliver promptly to the Company (at its expense) such written instruments and do such other acts as may be necessary in the opinion of the Company to obtain and maintain letters patent to such Inventions and to vest the entire right and title to them.

13. Notices. All notices under this Agreement shall be in writing and shall be given to the other party or by registered or certified mail, return receipt requested, or by reputable overnight courier, or by personal delivery, where proof of delivery is retained), addressed as follows:

To the Company:

Intcomex, Inc.

Attention: Anthony Shalom and/or Michael Shalom

3505 NW 107th Ave.

Miami, FL 33178

To the Executive:

Juan Carlos Riojas

1488 Victoria Isle Drive

Weston, FL 33327

Addresses may be changed at any time on ten (10) days’ prior notice given as provided above.

14. General Provisions.

a. Amendment; Waiver. This Agreement may not be amended or modified except by a writing signed by the Company and by the Executive. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, and no waiver of any other provision shall constitute a continuing wavier. No waiver shall be binding unless executed in writing by the party making the waiver.

b. Entire Agreement. This Agreement is the only employment agreement between the Executive and Company, and supersedes any prior oral or written employment agreements between the Executive, on the one hand, and Company, on the other hand.

c. Assignment. The Executive may not assign or delegate any of Executive’s rights or obligations under this Agreement. This Agreement will inure to the benefit of any and all successors to the business of Company, and Company or Affiliates may assign all or a portion of their rights under this Agreement to any such successor, including all rights provided by Sections 10, 11 and 12 of this Agreement.

d. Applicable Law. This Agreement shall be deemed made in the State of Florida and the rights, remedies, obligations and duties of the parties under this Agreement, shall be governed by, construed in accordance with, and enforced under, the laws of that State.

e. Submission to Jurisdiction. Both parties agree that all disputes, claims, actions or lawsuits between them, arising out of or relating to this Agreement, or for alleged breach of this Agreement, shall be heard and determined by a state court sitting in Miami-Dade County, Florida, or by the United States District Court for Southern District of Florida, or by their appellate courts. The parties expressly submit to the jurisdiction of those courts for adjudication of all such disputes, claims, actions and lawsuits arising out of or relating to this Agreement, or for alleged breach of this Agreement, and agree not to bring any such action or proceeding in any other court. Both parties waive any defense of inconvenient forum as to the maintenance of any action or proceeding brought pursuant to this section of the Agreement in those courts, and waive any bond, surety, or other security that might be required of the other party with respect to any aspect of such action, to the extent permitted by law. Provided, however, that either party may bring a proceeding in a different court, jurisdiction or forum to obtain collection of any judgment, or to obtain enforcement of any injunction or order, entered against the other party.

f. Survival. The Company’s rights under Sections 10, 11 and 12 shall survive termination of the employment relationship, and the Executive’s rights under Section 9 shall also survive termination of the employment relationship, and Sections 13 and 14 shall survive as well. After the Date of Termination, if the Company discovers facts or circumstances indicating serious misconduct by the Executive amounting to Cause, it shall have the right to convert a prior termination without Cause into a termination for Cause, and in the event the termination for Cause was appropriate, recover any Severance Pay previously paid to the Executive.

g. Section 409A. The parties intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A. The Company and Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. With respect to the time of payments of any amounts under the Agreement that are “deferred compensation” subject to Section 409A, references in the Agreement to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be “deferred compensation” within the meaning of Section 409A, then (i) the amount of the indemnification payment or expense reimbursement during one taxable year shall not affect the amount of the expense reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive’s taxable year following the year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit.

h. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and said counterparts shall constitute but one and the same instrument.

By:	/s/ Juan Carlos Riojas	By:	/s/ Michael F. Shalom
	Juan Carlos Riojas		Intcomex, Inc.
Authorized Representative

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